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                                 EXHIBIT 23.2





                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Fidelity National Corporation:


We consent to the use of our report incorporated herein by reference. Our report dated January 20, 1995, refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993.


                                                       /s/ KPMG PEAT MARWICK LLP


Atlanta, Georgia
September 11, 1996